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                                                                 EXHIBIT 10.12





                              EMPLOYMENT AGREEMENT

                  Agreement made as of the 1st day of January, 1986, by and between Michael E. Pulitzer (the "Executive") and The Pulitzer Publishing Company, a Missouri corporation with offices at 900 North Tucker Boulevard, St. Louis, Missouri 63101 (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Executive serves as the President of the Board of Directors of the Company and as editor and publisher of the Arizona Daily Star;

                  WHEREAS, the Board of Directors of the Company considers it vital to the interests of the Company to secure the continued services of the Executive along with his special knowledge and qualifications with respect to the business of the Company and its subsidiaries; and

                  WHEREAS, the Board of Directors of the Company has approved the terms and conditions of the employment of the Executive as set forth herein and has authorized the execution and delivery of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                    1. Employment. (a) During the period of his employment hereunder, the Company and the Executive agree


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that the Executive shall serve as President of the Company and as such shall be jointly responsible with the Chairman of the Board of Directors of the Company for the general executive management of the affairs of the Company, reporting directly to the Board of Directors of the Company (the "Board of Directors"). The Executive shall continue to serve as editor and publisher of the Arizona Daily Star and, subject to his election as such, as a director and officer of Tucson Newspapers, Inc., all without additional compensation. The Executive further agrees, subject to his election as such and without additional compensation, to serve as a member of the Board of Directors, as a member of the Executive and Finance Committees of the Board of Directors, as a member of any other committee of the Board of Directors, and as an officer and/or director of any other subsidiary or affiliate of the Company.

                            (b) The Executive hereby agrees that he will, during
the term hereof, devote his full time, best talents and abilities to the duties of employment hereby accepted by him.

                            (c) The Company shall use its best efforts to cause
the Executive to be a member of its Board of Directors during the term hereof, shall include him in the management slate for election as director at every stockholder's meeting at which his term as a director would otherwise expire and

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shall not amend its By-Laws or take other action to reduce the scope of the
Executive's authorities and responsibilities without his prior consent.

                      (d) Unless the Executive otherwise consents, the headquarters for the performance of his services shall be in the St. Louis metropolitan area, subject to reasonable travel as the performance of his duties hereunder may require.

                   2. Term. The term of this Agreement shall be one (1) year, commencing on the date hereof, and shall be automatically renewed for successive one (1) year terms unless (i) at least ninety (90) days prior to the expiration of the initial or any subsequent renewal term hereof, either party notifies the other of its intention not to renew this Agreement, or (ii) the Executive's employment hereunder is terminated in accordance with the provisions of Section 9 of this Agreement.

                   3. Compensation. As compensation to the Executive for his performance of the services to be rendered hereunder and for his performance of all the additional obligations of employment hereunder, the Company hereby agrees to pay the Executive and the Executive agrees to accept the following salary, incentive compensation and benefits:

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                       (a)     Base Salary.  The Company shall pay or cause to
be paid to the Executive during the initial term of this Agreement a base salary of not less than $300,000 per annum, payable in monthly or more frequent installments in accordance with the Company's regular payroll practices for senior executives. The Executive's base salary hereunder during any subsequent renewal term hereof shall be mutually agreed upon by the Executive and the Company prior to the expiration of the initial or any subsequent renewal term hereof.

                      (b) Incentive Bonus Compensation. In addition to his base salary, the Executive shall be entitled to participate in The Pulitzer Publishing Company Annual Incentive Compensation Plan as effective on January 1, 1986 and as it may be amended from time to time (the "1986 Bonus Plan"), under which plan the Company currently anticipates awarding executives participating in the plan a targeted bonus of not more than seventy-five percent (75%) of base salary depending on the achievement of certain targeted performance goals to be established pursuant to the terms of the 1986 Bonus Plan.

                    4. Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by him in performing his obligations hereunder. The Company further agrees to furnish the

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Executive with a private office and a private secretary and such other assistance and accommodations as shall be suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder.

                   5. Participation in Benefit Plans. Subject to applicable eligibility requirements and in accordance with the terms thereof, the Executive shall be entitled to participate in and receive benefits under all (i) group hospitalization, health, dental care, long-term disability sick-leave plans,
(ii) life or other insurance or death benefit plans, (iii) travel or accident insurance, auto allowance or auto lease plans, (iv) executive contingent compensation plans, including, without limitation, the 1986 Bonus Plan, but excluding the Company's Restricted Stock Purchase Plan and the Company's 1986 Employee Stock Option Plan, (v) retirement income or pension plans, including, without limitation, the Joseph Pulitzer Pension Plan, The Pulitzer Retirement Savings Plan, and The Pulitzer Publishing Company Supplemental Executive Benefit Pension Plan, and (iv) any other present or future group employee benefit plans or programs established and maintained by the Company for the benefit of its key executives.

                    6. Disability. If, during the period of his employment hereunder, the Executive shall become mentally or physically disabled (as determined by the Board of Directors,

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whose determination shall be conclusive) so that he is unable to perform the regular duties of his employment on a full-time basis for a period of six consecutive calendar months, he (i) shall continue to receive the same base salary which he was receiving prior to such disability, offset by payments under the Company's Long-Term Disability Plan, until the expiration of the initial or any subsequent renewal term hereof or until his death, whichever is the shortest period, and (ii) shall be eligible to receive bonus compensation under the 1986 Bonus Plan, but such amount shall be prorated according to the number of months of his employment by the Company during the relevant bonus plan year of his disability.

                  7. Death. In the event of the Executive's death during the initial or any subsequent renewal term hereof, his estate (i) shall receive from the Company a monthly amount equal to his monthly base salary as of the date of his death for a period of three (3) months from the date of his death, and (ii) shall be eligible to receive bonus compensation on the 1986 Bonus Plan, but such amount shall be prorated according to the number of months of his employment by the Company during the relevant bonus plan year of his death.

                  8. Vacation, Holidays and Sick Leave. The Executive shall be entitled to a minimum of six (6) weeks of vacation per year and such additional leave for holidays,

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illness or other reasons, without loss of pay, for such times as are consistent with the Company's current policy with respect to such leaves.

                  9. Early Termination by the Company. The Executive's employment hereunder may be terminated by the Company prior to the expiration of the term hereof in the event of (i) the Executive's death, (ii) the Executive's disability for the period specified in accordance with Section 6 hereof and upon thirty (30) days advance written notice, or (iii) the Company's determination that there is cause for such termination upon ten (10) days prior written notice to the Executive. For purposes of this Agreement, the Company shall have cause to terminate the Executive's employment only in the event of (a) the Executive's conviction (which, through the lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries, (b) the Executive's performance of any act, or failure to act, for which if he were prosecuted and convicted, a crime or offense set forth in clause (a) of this sentence would have occurred, or (c) the Executive's willful and continuous failure (other than as a result of disability) to perform the duties and obligations of his employment in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Executive's employment hereunder shall not be deemed to

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have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the Board of Directors of the Company at a meeting called and held for the purpose of considering the termination of his employment (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, he was guilty of conduct set forth in the second sentence of this section and specifying the particulars thereof in detail.

                  10. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company, or any predecessor of the Company, and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided herein.

                  11. Withholding. All amounts payable hereunder which are or may become subject to income tax withholding under pertinent provisions of law or regulation shall be reduced by the amount of any income and/or employment taxes required to be withheld.

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                  12. Assignability. Neither this agreement nor any rights or obligations hereunder may be assigned by the Executive or the Company without the other party's written consent; provided, however, that nothing in this
Section 12 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

                  13. Amendments; Waivers. This Agreement may be amended, modified, superseded or cancelled, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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                   14. No Attachment. Except as required by law, no right to
receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy or similar process or by assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                   15. Notice. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be personally delivered or mailed (by registered or certified mail) to the address of the party to whom intended as specified below or to such different address as such party may have fixed by a notice sent in accordance with this Section:

                   If to the Company, at:

                   The Pulitzer Publishing Company
                   900 North Tucker Boulevard
                   St. Louis, Missouri 63101
                   Attention: Chairman of the Board

                   -with a copy to-

                   Reavis & McGrath
                   345 Park Avenue
                   New York, New York 10154
                   Attention: Peter J. Repetti, Esq.

                   If to the Executive, to
                   him at his address on the personnel
                   records of Company.

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Any such notice shall be effective upon receipt, if personally delivered, or one business day after mailing, if mailed.

                   16. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and there are no provisions, conditions, representations or warranties, written or oral, made by either party other than those set forth in this Agreement.

                   17. Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the domestic laws of the State of Missouri applicable to contracts negotiated, executed and to be entirely performed within the State of Missouri, without giving effect to the principles of conflicts of laws.

                   18. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

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                   IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the day and year first above set forth.

                                              THE PULITZER PUBLISHING COMPANY

                                              By /s/ Ronald H. Ridgway
                                                 ---------------------
                                                     Ronald H. Ridgway
                                                     Senior Vice President-
                                                     Finance
Attest:


/s/ James V. Maloney                           /s/ Michael E. Pulitzer
--------------------                           -----------------------
    James V. Maloney                               Michael E. Pulitzer

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